Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to Kookmin Bank’s Registration Statement on Form F-4 of our reports dated May 13, 2008 relating to (i) the consolidated financial statements of Kookmin Bank and its subsidiaries (collectively, the “Bank”) (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph related to the Bank’s adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 and the translation of financial statement amounts from Korean Won to U.S. Dollars for the convenience of readers in the United States) and (ii) the effectiveness of the Bank’s internal control over financial reporting, in each case appearing in the Annual Report on Form 20-F of the Bank for the year ended December 31, 2007.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte Anjin LLC

Seoul, Korea
July 18, 2008

Audit.Tax.Consulting.Financial Advisory.	Member of Deloitte Touche Tohmatsu